Exhibit 3.22

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

SOLO CUP FINANCE LIMITED (registered number 07455611)

(the “Company”)

(Adopted by special resolution passed on March 17 , 2011)

INTRODUCTION

1.	INTERPRETATION

1.1	In these Articles (unless the context requires otherwise) the following words have the following meanings:

“Act” means the Companies Act 2006 (including any statutory modification or re-enactment thereof for the time being in force);

“Articles” means these articles of association as altered from time to time;

“associated company” means, in relation to a company, a subsidiary or subsidiary undertaking or holding company or parent undertaking for the time being of that company or a subsidiary or subsidiary undertaking for the time being of such a holding company or parent undertaking and references to any company being “associated” with another company shall be construed accordingly;

“Base Rate” means the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998(a);

“Board” means the board of directors for the time being of the Company or any duly constituted and authorised committee of it;

“director” means a director of the Company, and includes any person occupying the position of a director of the Company, by whatever name called (and the definition of “director” in article 1 of the Model Articles shall be modified accordingly);

“Eligible Director” means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter); and

“Model Articles” means the model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these Articles; and

“Subscription Rights” means any rights (whether under options, warrants, on conversion of any indebtedness or otherwise) to call for the allotment or issue of shares.

1.2	The Model Articles shall apply to the Company save insofar as they are excluded by or varied in or are otherwise inconsistent with these Articles.

1.3	Save as otherwise specifically provided in these Articles (and unless the context requires otherwise), words and expressions which are given meanings in the Model Articles shall have the same meanings in these Articles, subject to which (and unless the context requires otherwise), words and expressions which have particular meanings in the Act shall have the same meanings in these Articles.

1.4	Articles 9(3), 11(3), 14(1), (2), (3) and (4), 15, 38, 44(2) and 49 of the Model Articles shall not apply to the Company.

1.5	Article 7 of the Model Articles shall be amended by:

(A)	the insertion of the words “for the time being” at the end of article 7(2)(a); and

(B)	the insertion in article 7(2) of the words “(for so long as he remains the sole director)” after the words “and the director may”.

1.6	Article 9(1) of the Model Articles shall be amended by the insertion of the words “or any other person” after the words “the company secretary (if any)”.

1.7	Article 18 of the Model Articles shall be amended by the insertion of the following words before the final full stop:

“(g) he is removed in accordance with Article 10;

(h) he is requested to resign in writing by not less than three-quarters of the other directors. In calculating the number of directors who are required to make such a request to the director, (i) an alternate director appointed by him acting in his capacity as such shall be excluded; and (ii) a director and alternate director appointed by him and acting in his capacity as such shall constitute a single director for this purpose, so that the signature of either shall be sufficient.”

1.8	Article 20 of the Model Articles shall be amended by the insertion of the words “(including alternate directors) and the company secretary (if any)” before the words “properly incur”.

1.9	Article 24(2)(c) of the Model Articles shall be amended by the deletion of the word “that” and the insertion in its place of the words “whether or not”.

1.10	Article 26(5) of the Model Articles shall be amended by the insertion of the words “whether or not it is a fully paid share or a share on which the Company has a lien save and except in respect of any shares which are transferred to any bank, institution or other person to which such shares have been charged by way of security (but subject always to any other provisions of the Articles),” after the words “The directors may refuse to register the transfer of a share,”.

1.11	Article 30(5) of the Model Articles shall be amended by the insertion of the words “except with the written consent of the holders of a majority of each class of shares carrying preferential rights to a dividend” before the words “no interim dividend may be paid”.

1.12	Article 31 of the Model Articles shall be amended by addition of the following as a new sub-article (3):

“(3) The Company shall be entitled to deduct from any amount payable to the distribution recipient in respect of a dividend or other distribution, and set off against such amount, any amount owed and due for payment to the Company by any member(s) in respect of whose shares the payment is to be made.”

1.13	Article 44(3) of the Model Articles shall be amended by the insertion, at the end of that article, of the words “A demand withdrawn in accordance with this article shall not invalidate the result of a show of hands declared before the demand was made”.

2.	SHARES AND AUTHORITY TO ALLOT

2.1	There shall be no restriction on the number of shares which may be issued by the Company except as may be expressly provided for in these Articles.

2.2	The unissued shares for the time being shall be under the control of the directors, who are generally and unconditionally authorised by these Articles to allot, grant options over, or otherwise dispose of or deal with any unissued shares and Subscription Rights to such persons, on such terms (including as to payment up of the nominal value and any premium to be paid to the Company in consideration for such issue) and in such manner as they shall think fit, but subject to the other provisions of these Articles.

2.3	In exercising their authority under this Article 2 the directors shall not be required to have regard to sections 561 and 562 of the Act which shall not apply to the Company.

2.4	Save and except in respect of any shares which are transferred to any bank, institution or other person to which such shares have been charged by way of security, the directors must not allot any shares without first offering them to the members in proportion as nearly as may be to the number of the existing shares held by them respectively unless the Company in general meeting shall by special resolution otherwise direct. The offer shall be made by notice specifying the number of shares offered, and limiting a period (not being less than 14 days) within which the offer, if not accepted, will be deemed to be declined. After the expiration of that period, those shares so deemed to be declined shall be offered in the proportion aforesaid to the persons who have, within the said period, accepted all the shares offered to them; such further offer shall be made in like terms in the same manner and limited by a like period as the original offer. Any shares not accepted pursuant to such offer or further offer as aforesaid or not capable of being offered as aforesaid except by way of fractions and any shares released from the provisions of this article by any such special resolution as aforesaid shall be under the control of the directors, who may allot, grant options over or otherwise dispose of the same to such persons, on such terms, and in such manner as they think fit, provided that, in the case of shares not accepted as aforesaid, such shares shall not be disposed of on terms which are more favourable to the subscribers therefore than the terms on which they were offered to the members. The foregoing provisions of this article 2.4 shall have effect subject to section 549 of the Act.

2.5	Any consideration to be paid to the Company for the issue of a share shall be payable at such time or time(s) and in such instalments (if any) as shall be prescribed by the Board and as regards any premium may be conditional or variable in amount, in whole or in part.

3.	PARTLY PAID SHARES AND FORFEITURE

3.1	Subject to their terms of issue, the Board may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal amount of the shares or by way of premium) and not payable on a date fixed by or in accordance with the terms of issue, and each member shall (subject to the Company serving upon him at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares.

3.2	A call may be made payable by instalments. A call may be revoked or postponed, in whole or in part, as the Board may decide. A person upon whom a call is made shall remain liable for all calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

3.3	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

3.4	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

3.5	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it is due and payable to the time of actual payment at such rate, not exceeding 5 per cent. per annum above the Base Rate, as the Board may decide, and all expenses that have been incurred by the Company by reason of that non-payment, but the Board shall be at liberty in any case or cases to waive payment of the interest or expenses wholly or in part.

3.6	Any amount which becomes payable in respect of a share on allotment or on any other date fixed by or in accordance with the terms of issue, whether in respect of the nominal amount of the share or by way of premium or as an instalment of a call, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if the sum had become due and payable by virtue of a call.

3.7	Subject to their terms of issue, the Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

3.8	The Board may, if it thinks fit, receive from any member who is willing to advance them all or any part of the moneys uncalled and unpaid upon any shares held by him and on all or any of the moneys so advanced the Company may (until those moneys would, but for the advance, become presently payable) pay interest at such rate, not exceeding 5 per cent. per annum above the Base Rate, as the Board may decide.

3.9	If any call or instalment of a call remains unpaid on any share after the day appointed for payment, the Board may serve a notice on the holder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and any expenses incurred by the Company by reason of that non-payment.

3.10	The notice shall name a further day (not being less than 14 clear days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that in the event of non-payment on or before the day and at the place appointed, the shares in respect of which the call has been made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited and, in that event, references in these Articles to forfeiture shall include surrender.

3.11	If the notice is not complied with, any share in respect of which it was given may, at any time before payment of all calls or instalments and interest and expenses due in respect of it has been made, be forfeited by a resolution of the Board and the forfeiture shall include all dividends declared and other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

3.12	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be invalidated by any omission or neglect to give notice.

3.13	Until cancelled in accordance with the requirements of the Act, a forfeited share shall be deemed to be the property of the Company and may be sold or otherwise disposed of either to the person who was, before forfeiture, the holder or to any other person upon such terms and in such manner as the Board shall decide. The Board may for the purposes of the disposal authorise some person to execute an instrument of transfer to the designated transferee. The Company may receive the consideration (if any) given for the share on its disposal. At any time before a sale or disposition the forfeiture may be cancelled by the Board on such terms as the Board may decide.

3.14	A person whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the forfeited shares but shall remain liable to pay to the Company all moneys which at the date of the forfeiture were payable by him to the Company in respect of those shares with interest at the rate of 5 per cent. per annum above the Base Rate (or such lower rate as the Board may decide) from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited or for any consideration received on their disposal.

3.15	A statutory declaration that the declarant is a director of the Company or the secretary and that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale or disposal.

4.	LIENS

4.1	Subject to the following provisions of this Article, the Company shall have a first and paramount lien on any shares standing registered in the name of any person indebted or under liability (actual or contingent) to the Company and a right of set off for that debt or liability against all moneys payable by the Company on or in respect of the same, whether he shall be the sole registered holder or shall be one of two or more joint holders, for all moneys presently payable by him or his estate to the Company in respect of those shares, save and except that the Company shall not have any such first and paramount lien in respect of any shares which are transferred to any bank, institution or other person to which such shares have been charged by way of security.

4.2	The Board may also resolve that any share or shares be exempt wholly or in part from this Article.

4.3	For the purpose of enforcing the Company’s lien on any shares, the Company (which shall be deemed by these Articles irrevocably appointed as the attorney and, separately, the agent of the member empowered and authorised on his behalf to do, execute and deliver any acts, things, deeds, transfers and documents for him as it may consider necessary for the purpose) may sell and transfer the shares in such manner as it decides if an amount in respect of which the lien exists is presently payable and is not paid within fourteen clear days following the giving of a notice to the holder (or any person entitled by transmission to the share) demanding payment of the amount due within such fourteen clear day period and stating that if the notice is not complied with the shares may be sold.

4.4	The purchaser or transferee will not be bound to see to the application of the purchase monies in respect of any sale of shares under the powers of the Company conferred by this Article. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any deeds, transfers and documents executed and all acts and things done in accordance with the foregoing provisions of this Article shall be effective as if they had been executed or done by the holder of the shares to which they relate.

4.5	The net proceeds of any sale of shares subject to the Company’s lien under these Articles (after payment of the costs and expenses of sale) shall be applied in or towards satisfaction of the amount then due to the Company in respect of the shares. Any balance shall be paid to the original holder of, or the person entitled (but for such sale) by transmission to, the shares on surrender to the Company for cancellation of the certificate for those shares (or an indemnity in such form as the Board may require where it is missing or destroyed) and (in all cases) subject to the Company having a lien on such balance on the same basis as applied to the shares for any amount not presently payable as existed on such shares before the sale.

5.	NUMBER OF DIRECTORS

Unless and until otherwise determined by the Company by ordinary resolution, the number of directors (other than alternate directors) shall be not less than one in number. The Company may from time to time by ordinary resolution fix a maximum number of directors and from time to time vary that maximum number.

6.	CALLING A DIRECTORS’ MEETING

Notices of meetings of directors shall be given to all directors and to any alternate directors appointed by them. Any such notice shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing (including by electronic communication) to him at his last known address or at any other address given by him to the Company for this purpose, or by any other means authorised in writing by the director concerned. A director absent or intending to be absent from the United Kingdom may request that notices of meetings of the directors shall, during his absence, be sent in writing to him at an address given by him to the Company for this purpose. Article 9 of the Model Articles shall be varied accordingly.

7.	QUORUM FOR DIRECTORS’ MEETINGS

7.1	The quorum for the transaction of business at a meeting of directors is any two Eligible Directors or in the event of there being a single director, that director.

7.2	For the purposes of any meeting (or part of a meeting) held pursuant to Article 9.1 to authorise a director’s conflict, if there is only one Eligible Director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one Eligible Director.

8.	TRANSACTIONS AND OTHER ARRANGEMENTS WITH THE COMPANY

8.1	Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Act and Article 8.2, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:

(A)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(B)	shall be an Eligible Director for the purposes of, and be counted in the quorum in relation to, any proposed decision of the Board in respect of such existing or proposed transaction or arrangement in which he is interested;

(C)	shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he is interested;

(D)	may be or become a director or other officer of, employed by or be party to any transaction or arrangement with, or otherwise interested in, any company, firm or body or other entity (whether incorporated or unincorporated) (in any case, a “Relevant Entity”) in which a proprietary or other interest is held by the Company, any associated company of the Company or any Relevant Entity in which the Company or any associated company of the Company may be interested or as regards which it has any power of appointment. The Board may also cause any voting power in any Relevant Entity held or owned by the Company or any associated company of the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit, including the exercise of the voting power or power of appointment in favour of the appointment of the directors or any of them as directors or officers (or equivalent office holders) of the Relevant Entity, or in favour of the payment of remuneration to the directors or officers (or equivalent office holders) of the Relevant Entity; and

(E)	shall not, save as he may otherwise agree, be accountable to the Company or any associated company of the Company for any remuneration, profit or other benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such transaction, arrangement, office, directorship, employment or interest referred to in paragraph (A) and (D) of this Article 8.1 and no such transaction or arrangement nor any contract arising therefrom or related thereto shall be liable to be avoided on the grounds of any such interest, profit or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

8.2	A director who is in any way (directly or indirectly) interested in a proposed transaction or arrangement with the Company shall declare the nature of his interest to the other directors:

(A)	at a meeting of the directors; or

(B)	by a notice in writing in accordance with section 184 of the Act; or

(C)	by a general notice in accordance with section 185 of the Act,

prior to that transaction or arrangement being entered into by the Company (where section 177 of the Act applies) or as soon as required by section 182 of the Act, where that section applies. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made. This Article 8.2 does not require a declaration of an interest of which the director is not aware or where the director is not aware of the transaction or arrangement in question. For this purpose a director shall be deemed to be aware of matters of which he ought reasonably to be aware. A director need not declare an interest in the circumstances set out in section 177(6) or section 182(6) of the Act, as applicable.

8.3	A director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of director for such period (subject to the provisions of the Act) and upon such other terms as the Board may decide, and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the Board may decide, either in addition to or in lieu of any remuneration provided for by or pursuant to any other Article.

9.	DIRECTORS’ CONFLICTS OF INTEREST

9.1	The Board may resolve in accordance with sections 175(5)(a) and 175(6) of the Act (as if it applied irrespective of the date of incorporation of the Company) to authorise a director to enter into a specific situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, as described in section 175(1) of the Act (a “Conflict Situation”).

9.2	Any authorisation under this Article will be effective only if:

(A)	any requirement as to the quorum at the meeting of the directors at which the matter is considered is met without counting the director in question; and

(B)	the matter was agreed to without his voting or would have been agreed to if his vote had not been counted.

9.3	Any authorisation of a Conflict Situation under this Article may (whether at the time of giving the authorisation or subsequently):

(A)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised;

(B)	be subject to such terms and for such duration, or impose such limits or conditions as the directors may determine; and

(C)	be terminated or varied by the directors at any time.

This will not affect anything done by the director prior to such termination or variation in accordance with the terms of the authorisation.

9.4	In authorising a Conflict Situation the directors may decide (whether at the time of giving the authorisation or subsequently) that if a director has obtained any information through his involvement in the Conflict Situation otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person, the director is under no obligation to:

(A)	disclose such information to the directors or to any director or other officer or employee of the company; or

(B)	use or apply any such information in performing his duties as a director,

where to do so would amount to a breach of that confidence.

9.5	Where the directors authorise a Conflict Situation they may (whether at the time of giving the authorisation or subsequently) provide, without limitation, that the director:

(A)	is excluded from discussions (whether at meetings of directors or otherwise) related to the Conflict Situation;

(B)	is not given any documents or other information relating to the Conflict Situation; and

(C)	may or may not vote (or may or may not be counted in the quorum) at any future meeting of directors in relation to any resolution relating to the Conflict Situation.

9.6	Where the directors authorise a Conflict Situation, the director the subject of such Conflict Situation will:

(A)	be obliged to conduct himself in accordance with any terms imposed by the directors in relation to the Conflict Situation; and

(B)	pursuant to section 180(4)(b) of the Act, not have breached his general duties as set out in sections 171 to 177 of the Act to the extent that he complies with such terms and the other provisions of these Articles relating to Conflict Situations.

9.7	For the purposes of sections 175 and 180(4) of the Act and for all other purposes, it is acknowledged that a director may be or become subject to a Conflict Situation or Conflict Situations as a result of his also being or having been, or being party to an agreement or arrangement or understanding or circumstances under which he may become, an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or a direct or indirect investor in and/or otherwise commercially involved with or economically interested in, any associated company of the Company and/or any pension or similar retirement benefits scheme operated for the benefit of the employees and/or directors of any associated company of the Company. Any such Conflict Situation of a director shall be deemed authorised by these Articles.

10.	APPOINTMENT AND REMOVAL OF DIRECTORS

The holder or holders for the time being of a majority in number of the issued shares of the Company entitled at the time to vote at general meetings may at any time and from time to time, by written notice (including by electronic communication) given to the Company at its registered office for the time being (such notice to take effect on delivery), appoint any person as a director and/or secretary of the Company and/or remove any person as a director and/or secretary of the Company, howsoever appointed.

11.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS

11.1	Any director other than an alternate director (“appointor”) may appoint (and remove any alternate so appointed) as an alternate any other person (whether or not a director) to:

(A)	exercise that director’s powers; and

(B)	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

11.2	Any appointment or removal of an alternate must be effected by notice in writing (including by electronic communication) identifying the alternate director concerned and will take effect on the later of:

(A)	the date that the Company is served with the notice; and

(B)	the date specified in the notice as being the appointment or removal date of the alternate.

11.3	In the case of an appointment of an alternate director, he must confirm in writing to the Company his willingness to act as the alternate of the appointor.

11.4	An alternate director’s appointment as an alternate terminates:

(A)	if his appointor revokes his appointment by notice to the Company in writing (including by electronic communication) specifying when it is to terminate; or

(B)	if any event happens in relation to him which, if he were a Director, would cause his office as Director to be vacated; or

(C)	if his appointor ceases to be a director for any reason.

12.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS

12.1	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.

12.2	Except as the Articles specify otherwise, alternate directors:

(A)	are deemed for all purposes to be directors;

(B)	are liable for their own acts and omissions;

(C)	are subject to the same restrictions as their appointors; and

(D)	are not deemed to be agents of or for their appointors

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.

12.3	A person who is an alternate director but not a director:

(A)	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating and is entitled to be counted);

(B)	may participate in a unanimous decision of the directors (but only if his appointor is an Eligible Director in relation to that decision, but does not participate); and

(C)	may be counted separately for the purposes of Articles 12.3(A) and 12.3(B) in respect of each of his appointors and be entitled to a separate vote for each such appointor as is an Eligible Director.

12.4	A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of each of his appointors, in addition to his own vote on any decision of the directors (provided that such appointor is an Eligible Director in relation to that decision).

12.5	An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.

13.	CHANGE OF NAME OF THE COMPANY

In addition to any other method available under the Act for effecting a change of name of the Company, the Company’s name may (subject to compliance with section 79 of the Act) be changed by resolution of its Board.

14.	QUORUM FOR GENERAL MEETINGS

14.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. The presence of any one qualifying person when the Company has only one member shall constitute a quorum; otherwise, the quorum shall be any two qualifying persons. For the purposes of this Article 14.1 and Article 15 “qualifying person” has the meaning given to it in section 318(3) of the Act.

14.2	If at any adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, or if during an adjourned meeting such a quorum ceased to be present, the meeting shall stand dissolved.

15.	PROXIES

15.1	In any case where the same person is appointed proxy for more than one member he shall, on a show of hands, have as many votes as the number of members for whom he is proxy.

16.	POLL VOTES

A poll may be demanded at any general meeting by:

(A)	any qualifying person present and entitled to vote at the meeting; or

(B)	any director; or

(C)	the chairman.

17.	NOTICES

17.1	Any notice shall be deemed to be served on or delivered to the intended recipient:

(A)	if sent by prepaid United Kingdom first class post to an address in the United Kingdom, 24 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, in each case if sent by reputable international overnight courier addressed to the intended recipient);

(B)	if sent by electronic means, one hour after the document or information was sent;

(C)	if delivered by hand, when it is left at the address at which lawful service of the intended recipient may be effected; and

(D)	if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this article, any notice delivered after 5pm on any business day or at any time on any non-business day shall be deemed to have been received at 9am on the following business day.